UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
Protherics PLC

(Exact name of registrant as specified in its charter)

England and Wales

(State of incorporation or organization)	(I.R.S. Employer Identification No.)
The Heath Business & Technical Park, Runcorn, Cheshire, WA7 4QF, England

(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

None	None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.☐
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☑
Securities Act registration statement file number to which this form relates: 333-126964 (if applicable)
Securities to be registered pursuant to Section 12(g) of the Act:
American Depositary Shares, as evidenced by American Depositary Receipts, each representing ten (10) Ordinary Shares.*

(Title of class)
*The Registrant’s Ordinary Shares of U.K. 2p each have been registered previously under Section 12(g) of the Act.

INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 1. Description of Registrant’s Securities to be Registered.
Item 2. Exhibits.
SIGNATURE

INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 1. Description of Registrant’s Securities to be Registered.
          This Registration Statement relates to the registration of the Registrant’s American Depositary Shares (“ADSs”). The Bank of New York, as depositary, will execute and deliver American Depositary Receipts (“ADRs”) evidencing the ADSs. Each ADS will represent ten (10) ordinary shares of 2p each of the Registrant (“Ordinary Shares”) deposited with the London, U.K. office of The Bank of New York, as custodian for the depositary in the United Kingdom. The depositary’s office at which the ADSs will be administered is located at 101 Barclay Street, New York, New York 10286. The description of the American Depositary Shares to be registered that appears under the caption, “Item 1. Description of Securities to be Registered” contained in Part I of the Registrant’s registration statement on Form F-6 (No. 333-126964) (the “F-6”), filed under the Securities Act of 1933 on July 28, 2005, is hereby incorporated by reference in answer to this Item.
          ADR holders will not have the rights of holders of Ordinary Shares. The depositary will be the holder of the Ordinary Shares underlying the ADSs. The rights of ADR holders, as well as the rights and obligations of the depositary, are set forth in the Amended and Restated Deposit Agreement among the Registrant, The Bank of New York, as Depositary, and Owners and Beneficial Owners of American Depositary Receipts, a copy of which is filed as Exhibit 1 to the F-6 (the “Deposit Agreement”). New York law governs the Deposit Agreement and the ADRs. United Kingdom law governs the rights of holders of the Registrant’s Ordinary Shares. A description of the Ordinary Shares underlying the ADRs, including a discussion of the rights and obligations of, and certain tax consequences of the ownership and disposition of Ordinary Shares by, United States shareholders, is contained in the Registrant’s Annual Report on Form 20-F for the year ended March 31, 2005 (File No. 333-85347) filed with the Securities and Exchange Commission, under the captions, “Item 10. Additional Information — Memorandum and Articles of Association” and “—Taxation” and in the Registrant’s Articles of Association filed as Exhibit 1.1 to such Form 20-F, which information is incorporated herein by reference.
          The Registrant’s Ordinary Shares are listed on the Official List of the London Stock Exchange under the symbol “PTI.L.” The Registrant has submitted an application to have the American Depositary Shares quoted and traded on the Nasdaq National Market under the symbol “PTIL.”
Item 2. Exhibits.
          The following exhibits to this Registration Statement have been previously filed with the Securities and Exchange Commission and are incorporated herein by reference
1.	The Registrant’s Registration Statement on Form F-6 Registration Statement (File No. 333-126964).
2.	The Registrant’s Annual Report on Form 20-F for the year ended March 31, 2005 (File No. 333-85347).

3.	Articles of Association of Protherics PLC (Exhibit 1.1 to the Registrant’s Annual Report on Form 20-F for the year ended March 31, 2004 (File No. 333-85347)).
4.	Form of Amended and Restated Deposit Agreement among the Registrant, The Bank of New York, as Depositary, and Owners and Beneficial Owners of American Depositary Receipts (Exhibit 1 to the Registrant’s Registration Statement on Form F-6 (File No. 333-126964)).

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

PROTHERICS PLC
Date: July 28, 2005	By:	/s/ Barrington M. Riley
Barrington M. Riley
Finance Director